Exhibit 99.1
Imperial Oil announces executive appointment
Calgary February 20, 2008 — T.J. (Tim) Hearn, currently chairman and chief executive officer of Imperial Oil Limited, has announced his intention to retire effective March 31, 2008. Mr. Hearn has more than 41 years of service with the company.
The Board of Directors of Imperial Oil Limited has appointed B.H.(Bruce) March, currently president of Imperial Oil Limited, to succeed Mr. Hearn as chairman, president and chief executive officer effective April 1, 2008.
Mr. Hearn, born in Regina, Saskatchewan, is a graduate of the University of Manitoba. He joined Imperial Oil in 1967 and held progressively more responsible management positions in marketing, logistics, and systems and computer services. He was named vice-president human resources with Exxon Mobil Corporation in 1998. Mr. Hearn became chairman, president and chief executive officer of Imperial Oil Limited in 2002.
Mr. Hearn is chairman of the board of directors of the C.D. Howe Institute, a member of the board of directors of the Royal Bank of Canada, a member of the Canadian Council of Chief Executives, co-chairs a multi-year, fund-raising campaign for the University of Alberta and chairs the Tyndale University fund-raising campaign. For a number of years, he has served on several community boards and committees. Currently, he is on the Cabinet of the Calgary Committee to End Homelessness and chairs the Housing Sub-Committee.
A native of Middleport, New York, Mr. March is a graduate of the Rochester Institute of Technology. He joined Mobil Oil as a project engineer in 1980 and advanced through increasingly responsible management assignments in refining, supply, environment, health and safety. In 1997, Mr. March was appointed Manager, Product Trading for Europe in Mobil’s supply transportation area, and became a Senior Advisor, Operations with ExxonMobil’s global Refining & Supply Company in 2000. In 2003, he became Manager, Baton Rouge Refinery, and in 2006 was the Project Executive for a Middle East Gas to Liquids project with ExxonMobil’s Development Company. In early 2007 Mr. March became Director, Refining Europe/Africa/Middle East, ExxonMobil Petroleum & Chemical BVBA in Brussels Belgium.
Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of Canada’s largest producers of crude oil and natural gas, is the country’s largest petroleum refiner, and has a leading market share in petroleum products sold through a coast-to-coast supply network that includes close to 2,000 service stations.

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